Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Strong Second Quarter and First Half 2018 Results;

Announces 2020 Goal for Adjusted EBITDA

ORLANDO, FL, Aug. 6, 2018— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first half of 2018.

Second Quarter 2018 Highlights

•	Total revenue increased by $18.2 million, or 4.9%, to $391.9 million from the second quarter of 2017.
•	Attendance increased by 0.3 million, or 4.8%, to 6.4 million guests from the second quarter of 2017.
•

Net income was $22.7 million, compared to a net loss of $175.9 million in the second quarter of 2017.  Net income for the second quarter of 2018 includes approximately $8.7 million of certain pre-tax expenses as discussed further below.  Net loss in the second quarter of 2017 includes approximately $280.4 million of certain pre-tax expenses, including a non-cash goodwill impairment charge, as discussed further below.

•

Adjusted EBITDA[1] was $117.6 million, an improvement of $13.4 million, or 12.9%, over the second quarter of 2017.  Adjusted EBITDA does not reflect certain add-back adjustments due to limitations in the Company's credit agreement (see accompanying tables at end of release).

First Half 2018 Highlights

•	Total revenue increased by $49.0 million, or 8.7%, to $609.1 million from the first half of 2017.
•	Attendance increased by 0.7 million, or 8.0%, to 9.6 million guests from the first half of 2017.
•

Net loss was $40.1 million, compared to a net loss of $237.0 million in the second quarter of 2017.  Net loss for the first half of 2018 includes approximately $30.2 million of certain pre-tax expenses as discussed further below.  Net loss in the first half of 2017 includes approximately $288.4 million of certain pre-tax expenses, including a non-cash goodwill impairment charge, as discussed further below.

•

Adjusted EBITDA[1] was $117.5 million, an improvement of $43.6 million, or 59.1%, over the first half of 2017.  Adjusted EBITDA does not reflect certain add-back adjustments due to limitations in the Company's credit agreement (see accompanying tables at end of release).

“We are pleased with our strong second quarter financial results and the continued momentum we see in the business,” said John Reilly, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “The results were driven by our new strategic pricing strategies, new marketing and communications initiatives and the positive reception of our new rides, attractions and events. In addition, we continued to experience a double-digit increase in season pass sales revenue and an increase in total revenue per capita driven by a 6.5% increase in in-park per capita spending.  We are particularly pleased with our second quarter attendance growth, which more than offset the negative impacts from unfavorable weather across several of our markets in the quarter, and the earlier timing of the Easter holiday in 2018, which benefitted the first quarter at the expense of the second quarter.”

“As we enter the last few weeks of our peak summer season, we are encouraged that year-to-date results through July for attendance, season pass sales and total revenue have remained strong,” continued Reilly.  “We are seeing growth in attendance and revenue as a result of our new pricing strategies, enhanced communications activities and strong operational execution.  In addition, our keen focus on cost savings and efficiencies is improving our margins.  We are pleased with the positive guest reception of our new rides, attractions and events across our parks.  Currently, our award winning Electric Ocean event has been in full swing at each of our SeaWorld parks and our Summer Nights event is operating at each of our Busch Gardens parks.  Looking ahead, we have our popular Halloween and Christmas events that we are confident will continue to drive further attendance growth.”

“As you know, we have been very focused on reducing unnecessary costs and finding ways to operate our business more efficiently. We have realized the remainder of the $40 million in cost savings we expected to achieve in 2018, have identified and are executing on $50 million of additional cost reductions and are actively working to find other opportunities where possible.  These cost reductions are throughout the enterprise and represent our continuing effort to more efficiently operate our business. We fully recognize the opportunities we have to significantly improve our operating margins and we are committed to those efforts. While our first six months results demonstrate solid progress, we know we have significant opportunity for further improvement.”

[1] This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “2020 Goal for Adjusted EBITDA” section.

Second Quarter 2018 Results

In the second quarter of 2018, the Company hosted approximately 6.4 million guests, generated total revenues of $391.9 million, net income of $22.7 million and Adjusted EBITDA of $117.6 million. Net income includes approximately $8.7 million of pre-tax expenses associated with separation-related costs and a legal settlement accrual recorded in the second quarter of 2018. Net loss in the second quarter of 2017 includes approximately $280.4 million of pre-tax expenses associated with the following:  (i) $269.3 million related to a non-cash goodwill impairment charge, (ii) $8.4 million related to non-cash equity compensation expense with respect to performance awards which vested in the second quarter of 2017, (iii) $2.5 million related to a legal settlement accrual, and (iv) $0.1 million related to a loss on early extinguishment of debt and write-off of discounts and debt issuance costs.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the anticipation and reception of new rides, attractions and events.  These factors were partially offset by the negative impacts from unfavorable weather in the quarter, and the earlier timing of the Easter holiday in 2018, which impacted the timing of spring break for a number of schools from the Company’s key markets.  Revenue was positively impacted by the strong increases in attendance and in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by lower admission per capita (defined as admissions revenue divided by total attendance). The decline in admission per capita primarily results from the impact of new pricing strategies and visitation mix when compared to the second quarter of 2017. Adjusted EBITDA was positively impacted by increases in attendance, total revenue per capita and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives. The second quarter 2018 and 2017 Adjusted EBITDA calculations do not reflect certain add-back adjustments due to limitations in the Company's credit agreement (see accompanying tables at end of release).

	Three Months Ended June 30,		Change
	2018	2017	%
(In millions, except per share and per capita amounts)
Total revenues	$391.9	$373.8	4.9%
Net income (loss)	$22.7	$(175.9)	NM
Net income (loss) per share, diluted	$0.26	$(2.05)	NM
Adjusted EBITDA	$117.6	$104.2	12.9%
Net cash provided by operating activities	$106.5	$82.6	28.9%
Attendance	6.41	6.12	4.8%
Total revenue per capita	$61.10	$61.05	0.1%
Admission per capita	$35.21	$36.74	(4.2%)
In-Park per capita spending	$25.90	$24.31	6.5%

First Half 2018 Results

In the first half of 2018, the Company hosted approximately 9.6 million guests and generated total revenues of $609.1 million, net loss of $40.1 million and Adjusted EBITDA of $117.5 million. Net loss includes approximately $30.2 million of pre-tax expenses associated with separation-related costs and legal settlement accruals recorded in the first half of 2018. Net loss in the first half of 2017 includes approximately $288.4 million of pre-tax expenses associated with the following:  (i) $269.3 million related to a non-cash goodwill impairment charge, (ii) $8.4 million related to non-cash equity compensation expense with respect to performance awards which vested in the second quarter of 2017, (iii) $8.1 million related to a loss on early extinguishment of debt and write-off of discounts and debt issuance costs, and (iv) $2.5 million related to a legal settlement accrual.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the anticipation and reception of new rides, attractions and events. These factors were partially offset by negative impacts from unfavorable weather in the first half of the year compared to the same period in 2017.  Revenue was positively impacted by the strong increases in attendance and in-park per capita spending partially offset by lower admission per capita. The decline in admission per capita primarily results from new pricing strategies and visitation mix when compared to the first half of 2017.  Adjusted EBITDA was positively impacted by increases in attendance, total revenue per capita and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives. The first half 2018 and 2017 Adjusted EBITDA calculations do not reflect certain add-back adjustments due to limitations in the Company's credit agreement (see accompanying tables at end of release).

	Six Months Ended June 30,		Change
	2018	2017	%
(In millions, except per share and per capita amounts)
Total revenues	$609.1	$560.1	8.7%
Net loss	$(40.1)	$(237.0)	83.1%
Net loss per share, diluted	$(0.47)	$(2.77)	83.2%
Adjusted EBITDA	$117.5	$73.9	59.1%
Net cash provided by operating activities	$126.8	$88.3	43.6%
Attendance	9.64	8.93	8.0%
Total revenue per capita	$63.20	$62.74	0.7%
Admission per capita	$36.92	$38.09	(3.1%)
In-Park per capita spending	$26.28	$24.65	6.6%

Debt and Liquidity

Net debt as calculated under the credit agreement governing the Company’s Senior Secured Credit Facilities was $1.50 billion as of June 30, 2018, which translates to a net leverage ratio of 4.4x Adjusted EBITDA for the twelve months ended June 30, 2018.

2020 Goal for Adjusted EBITDA

The Company has established a goal of achieving $475 million to $500 million in Adjusted EBITDA by the end of 2020.  “We believe through our intense focus on operational improvements, new strategic pricing strategies and marketing and communications initiatives along with the positive reception of our new rides, attractions and events, we can continue to drive incremental attendance, revenue and Adjusted EBITDA as demonstrated by the first two quarters of 2018,” said Marc Swanson, Chief Financial Officer of SeaWorld Entertainment, Inc. “That focus coupled with our continued pursuit of eliminating unnecessary costs and the opportunities we have identified to more efficiently operate our business strengthens our confidence that we can achieve this goal.”

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and six-month periods ended June 30, 2018 and 2017. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

Other

The Company has recently reached an agreement in principle with the Enforcement Staff (“Staff”) of the Securities and Exchange Commission (“SEC”) to settle, without admitting or denying, the potential charges against the Company arising out of the previously disclosed SEC investigation. The Company has recorded an estimated liability of $4.0 million related to this matter, which is included in selling, general and administrative expenses for the three and six months ended June 30, 2018 on the accompanying unaudited condensed consolidated financial statements. The Company and the Staff are working to document the proposed settlement, which is subject to approval by the SEC, and there is no assurance that the settlement will be finalized and/or approved by the SEC or that any final settlement will not have different or additional terms.

Conference Call

The Company will hold a conference call today, Monday, August 6, 2018 at 9 a.m. Eastern Time to discuss its second quarter 2018 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on August 6, 2018 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the company’s second quarter 2019 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 6, 2018 through 11:59 p.m. Eastern Time on August 13, 2018 by dialing (877) 344-7529 from anywhere in the U.S. or (412) 317-0088 from international locations, and entering conference code 10121584.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted”, “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including without limitation the statements in the section entitled “2020 Goal for Adjusted EBITDA” above, as well as other statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups;

incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Communications

Travis.Claytor@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2018	2017	$	%	2018	2017	$	%
Net revenues:
Admissions	$225,806	$224,951	$855	0.4%	$355,809	$340,040	$15,769	4.6%
Food, merchandise and other	166,115	148,799	17,316	11.6%	253,278	220,067	33,211	15.1%
Total revenues	391,921	373,750	18,171	4.9%	609,087	560,107	48,980	8.7%
Costs and expenses:
Cost of food, merchandise and other revenues	31,899	29,061	2,838	9.8%	48,950	43,544	5,406	12.4%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $2,667 and $3,918 for the three months ended June 30, 2018 and 2017, respectively and $4,230 and $4,854 for the six months ended June 30, 2018 and 2017, respectively)	190,100	189,269	831	0.4%	345,573	346,593	(1,020)	(0.3%)
Selling, general and administrative (includes equity compensation of $3,225 and $7,988 for the three months ended June 30, 2018 and 2017, respectively and $9,207 and $11,166 for the six months ended June 30, 2018 and 2017, respectively)	71,003	69,152	1,851	2.7%	134,527	121,570	12,957	10.7%
Goodwill impairment charges(a)	—	269,332	(269,332)	NM	—	269,332	(269,332)	NM
Restructuring and other separation costs (b)	3,691	—	3,691	ND	12,526	—	12,526	ND
Depreciation and amortization	40,018	39,500	518	1.3%	78,448	78,367	81	0.1%
Total costs and expenses	336,711	596,314	(259,603)	(43.5%)	620,024	859,406	(239,382)	(27.9%)
Operating income (loss)	55,210	(222,564)	277,774	NM	(10,937)	(299,299)	288,362	96.3%
Other (income) expense, net	(42)	83	(125)	NM	21	(3)	24	NM
Interest expense	20,561	19,452	1,109	5.7%	40,474	37,713	2,761	7.3%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	123	(123)	NM	—	8,143	(8,143)	NM
Income (loss) before income taxes	34,691	(242,222)	276,913	NM	(51,432)	(345,152)	293,720	85.1%
Provision for (benefit from) income taxes	11,994	(66,372)	78,366	NM	(11,285)	(108,173)	96,888	89.6%
Net income (loss)	$22,697	$(175,850)	$198,547	NM	$(40,147)	$(236,979)	$196,832	83.1%
Earnings (loss) per share:
Net income (loss) per share, basic	$0.26	$(2.05)			$(0.47)	$(2.77)
Net income (loss) per share, diluted	$0.26	$(2.05)			$(0.47)	$(2.77)

Weighted average common shares outstanding:
Basic	86,399	85,745			86,305	85,560
Diluted (d)	86,885	85,745			86,305	85,560

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2018	2017	$	%	2018	2017	$	%
Net income (loss)	$22,697	$(175,850)	$198,547	NM	$(40,147)	$(236,979)	$196,832	83.1%
Provision for (benefit from) income taxes	11,994	(66,372)	78,366	NM	(11,285)	(108,173)	96,888	89.6%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	—	123	(123)	NM	—	8,143	(8,143)	NM
Interest expense	20,561	19,452	1,109	5.7%	40,474	37,713	2,761	7.3%
Depreciation and amortization	40,018	39,500	518	1.3%	78,448	78,367	81	0.1%
Goodwill impairment charges(a)	—	269,332	(269,332)	NM	—	269,332	(269,332)	NM
Equity-based compensation expense (e)	5,892	11,906	(6,014)	(50.5%)	13,437	16,020	(2,583)	(16.1%)
Loss on impairment or disposal of assets (f)	7,256	696	6,560	NM	7,651	913	6,738	NM
Business optimization, development and strategic initiative costs (g)	3,535	3,240	295	9.1%	15,000	6,292	8,708	138.4%
Certain investment costs and franchise taxes	236	82	154	NM	415	118	297	NM
Other adjusting items (h)	5,430	2,112	3,318	157.1%	13,509	2,112	11,397	NM
Adjusted EBITDA (i)	$117,619	$104,221	$13,398	12.9%	$117,502	$73,858	$43,644	59.1%

The credit agreement governing the Company’s Senior Secured Credit Facilities limits the amount of certain add-backs as described in footnotes (g), (h) and (j) below.  The following table summarizes the add-backs not included in the Adjusted EBITDA calculation above due to limitations in the Company's credit agreement:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Add-backs not reflected in Adjusted EBITDA calculation above:
Certain expenses over credit agreement limit(g)	$3,934	$—	$3,934	$—
Taxes related to other adjusting items(h)	$428	$1,295	$2,843	$1,295
Estimated savings over credit agreement limit (j)	$4,300	(j)	$8,000	(j)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2018	2017	$	%	2018	2017	$	%
Net cash provided by operating activities	$106,497	$82,611	$23,886	28.9%	$126,814	$88,303	$38,511	43.6%
Capital expenditures	51,550	46,322	5,228	11.3%	97,372	103,175	(5,803)	(5.6%)
Free Cash Flow (k)	$54,947	$36,289	$18,658	51.4%	$29,442	$(14,872)	$44,314	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2018	As of December 31, 2017
Cash and cash equivalents	$33,452	$33,178
Total assets	$2,163,494	$2,085,782
Long-term debt, including current maturities:
Term B-5 Loans	$985,827	$990,819
Term B-2 Loans	547,365	554,227
Revolving Credit Facility	—	15,000
Total long-term debt, including current maturities	$1,533,192	$1,560,046
Total stockholders' equity	$269,681	$287,466

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2018	2017	#	%	2018	2017	#	%
Attendance	6,414	6,122	292	4.8%	9,638	8,928	710	8.0%
Total revenue per capita (l)	$61.10	$61.05	$0.05	0.1%	$63.20	$62.74	$0.46	0.7%

ND-Not determinable.

NM-Not meaningful.

(a) Reflects non-cash goodwill impairment charges incurred in the three and six months ended June 30, 2017 related to the full impairment of goodwill for the Company’s SeaWorld Orlando reporting unit.

(b)  Reflects restructuring and other separation costs for the three and six months ended June 30, 2018 primarily related to severance and other employment expenses for certain executives whose employment terminated during the first half of 2018.

(c) Reflects primarily the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the six months ended June 30, 2017.

(d) During the three months ended June 30, 2018, there were approximately 2,023,000 anti-dilutive shares of common stock excluded from the computation of diluted earnings per share.  There were approximately 3,882,000 and 5,178,000 potentially dilutive shares excluded from the computation of diluted loss per share during the six months ended June 30, 2018 and 2017, respectively, and approximately 5,435,000 potentially dilutive shares excluded from the computation of diluted loss per share during the three months ended June 30, 2017, as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(e) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the three and six months ended June 30, 2018, includes approximately $1.0 million and $5.5 million, respectively, related to equity awards which were accelerated in connection with the departure of certain executives, as required by their respective employment agreements. For the three and six months ended June 30, 2017, includes $8.4 million associated with certain performance-vesting restricted shares which vested in the second quarter of 2017.

(f) Reflects primarily non-cash expenses related to fixed asset write-offs.  In the three and six months ended June 30, 2018, includes a write-off related to certain rides and equipment.

(g) For the three and six months ended June 30, 2018, business optimization, development and other strategic initiative costs incurred related to: (i) $3.7 million and $12.5 million, respectively, of severance and other employment costs primarily associated with the departure of certain executives during the first and second quarters of 2018; (ii) $3.4 million and $5.4 million, respectively, of third party consulting costs; and (iii) $0.4 million and $1.0 million, respectively, of product and intellectual property development costs. However, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company is able to add back to Adjusted EBITDA for these costs, is limited to $15.0 million in any fiscal year. As such, the Adjusted EBITDA calculation for the three and six months ended June 30, 2018 does not reflect approximately $3.9 million of related costs due to these limitations.  The Company did not have any costs exceeding this limit in the three and six months ended June 30, 2017.

For the three and six months ended June 30, 2017, reflects business optimization, development and other strategic initiative costs primarily composed of:  (i) $1.0 million and $2.7 million, respectively, of third party consulting costs and (ii) $2.2 million and $3.2 million, respectively, of product and intellectual property development costs.

(h) Reflects the impact of certain expenses incurred primarily related to certain legal matters which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only; accordingly, these items are presented net of related taxes of approximately $0.4 million and $2.8 million in the three and six months ended June 30, 2018, respectively, and net of related taxes of approximately $1.3 million in the three and six months ended June 30, 2017.  For the three and six months ended June 30, 2018, includes $4.0 million related to a legal settlement accrual which is not expected to be tax deductible.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(j) The credit agreement governing the Company’s Senior Secured Credit Facilities permits the Company’s calculations of Adjusted EBITDA to reflect, subject to certain limitations, estimated savings resulting from certain specified actions, including restructurings and cost savings initiatives.  The credit agreement limits the amount of such estimated savings which may be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters. As such, the Adjusted EBITDA calculation presented above does not reflect approximately $4.3 million and $8.0 million in the three and six months ended June 30, 2018, respectively, of net annualized estimated savings as the Company added-back $10.0 million in estimated savings in its Adjusted EBITDA calculation in the fourth quarter of fiscal 2017 and has therefore exceeded the credit agreement limitation.  The estimated cost savings for the three and six months ended June 30, 2018 represent the net annualized estimated savings the Company expects to realize over the subsequent four quarters which were identified in 2018 related to savings initiatives resulting from certain specified actions taken in 2018.  These estimated savings are calculated net of the amount of actual benefits realized during such period for estimated savings added back in prior periods. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only that does not impact the Company’s reported GAAP net income (loss).  The Company has not prepared the calculation for the comparable periods presented.

(k) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(l) Calculated as total revenues divided by attendance.